Exhibit 107

Calculation of Filing Fee Tables

FORM F-3
(Form Type)

MDJM LTD
(Exact Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares, par value $0.001 per share	-	(1)(2)	-	-		-
	Equity	Preferred Shares	-	(1)(2)	-	-		-
	Debt	Debt Securities	-	(1)(2)	-	-		-
	Other	Warrants	-	(1)(2)	-	-		-
	Other	Rights	-	(1)(2)	-	-		-
	Other	Units	-	(1)(2)	-	-		-
	Unallocated (Universal) Shelf	-	Rule 457(o)	-	-	$70,000,000		$6,489
Carry Forward Securities

Carry Forward Securities	-	-	-	-	-		-	-	-	-
	Total Offering Amounts				$70,000,000
	Total Fees Previously Paid					$6,489
	Total Fee Offsets					$0
	Net Fee Due					$0

(1)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $70,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.
(2)	Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.